Exhibit 99
FOR IMMEDIATE RELEASE
September 23, 2026

Cintas Corporation Announces
Fiscal 2027 First Quarter Results

CINCINNATI, September 23, 2026 -- Cintas Corporation (Nasdaq: CTAS) today reported results for its fiscal 2027 first quarter ended August 31, 2026. Revenue for the first quarter of fiscal 2027 was $3.01 billion compared to $2.72 billion in last year’s first quarter, an increase of 10.9%. The organic revenue growth rate for the first quarter of fiscal 2027, which adjusts for the impacts of acquisitions, foreign currency exchange rate fluctuations and workday differences, was 8.9%.

Gross margin for the first quarter of fiscal 2027 was $1.55 billion compared to $1.37 billion in last year’s first quarter, an increase of 13.7%. Gross margin as a percent of revenue was 51.5% for the first quarter of fiscal 2027, compared to 50.3% in last year's first quarter, an increase of 120 basis points.

Operating income for the first quarter of fiscal 2027 increased 15.2% to $711.9 million compared to $617.9 million in last year's first quarter. Operating income as a percent of revenue was 23.6% in the first quarter of fiscal 2027 compared to 22.7% in last year's first quarter. Operating income in the first quarter of fiscal 2027 included $14.4 million of transaction expenses related to the proposed UniFirst Corporation (UniFirst) acquisition.

Net income was $551.7 million for the first quarter of fiscal 2027 compared to $491.1 million in last year's first quarter, an increase of 12.3%. The first quarter of fiscal 2027 effective tax rate was 20.0% compared to 17.6% in last year's first quarter. The tax rates in both quarters were impacted by certain discrete items, primarily the tax accounting impact for stock-based compensation. First quarter of fiscal 2027 diluted earnings per share (EPS) was $1.36 compared to $1.20 in last year's first quarter, an increase of 13.3%. Excluding the UniFirst non-recurring transaction expenses, which had a $0.03 impact on diluted EPS, adjusted diluted EPS was $1.39 for the first quarter, an increase of 15.8% over the prior year.

Reflecting our commitment to return capital to our shareholders, on September 15, 2026, Cintas paid an aggregate quarterly dividend of $208.8 million to shareholders. During the first quarter of fiscal 2027 and through September 22, 2026, Cintas purchased shares of Cintas common stock under our share buyback programs, for a total purchase price of $544.7 million.

Todd M. Schneider, Cintas’ Chief Executive Officer, stated “We are pleased with our start to fiscal 2027. Our employee-partners delivered another strong quarter, producing record revenue and record operating margin. Organic revenue growth of 8.9% and a record gross margin reflect the value we continue to provide our customers and the impact of our ongoing investments in technology, capacity and talent. These results demonstrate the strength of our business model and our ability to help customers operate their facilities in a clean, safe and professional manner."

Mr. Schneider continued, "We continue to engage with the U.S. Federal Trade Commission as it reviews our transaction with UniFirst. We remain excited about the substantial value we expect to create for shareholders and customers through the transaction, and we look forward to welcoming the UniFirst Team Partners to Cintas once the transaction is complete, which we expect to occur prior to the end of calendar 2026."

Mr. Schneider concluded, "As we look forward to what lies ahead for fiscal 2027, we are raising our full fiscal year financial guidance. We are raising our annual revenue expectations from a range of $12.10 billion to $12.25 billion to a range of $12.15 billion to $12.27 billion, and we are raising our adjusted diluted EPS expectations from a range of $5.36 to $5.50 to a range of $5.45 to $5.54. The adjusted diluted EPS guide does not include the impact of non-recurring transaction expenses related to the UniFirst acquisition."

		Initial Guidance Fiscal 2027				Updated Guidance Fiscal 2027
(In millions)	Fiscal 2026	Low end of Range	Growth vs. 2026	High end of Range	Growth vs. 2026	Low end of Range	Growth vs. 2026	High end of Range	Growth vs. 2026

	A	B	E	H	I	L	M	P	Q
Total revenue	$11,264.8	$12,100.0	7.4%	$12,250.0	8.7%	$12,150.0	7.9%	$12,270.0	8.9%
			E=(B-A)/A		I=(H-A)/A		M=(L-A)/A		Q=(P-A)/A
	C	D		D		D		D
Workdays in the period	260	261		261		261		261

	A	F	G	J	K	N	O	R	S
Workday adjusted revenue growth	$11,264.8	$12,053.6	7.0%	$12,203.1	8.3%	$12,103.4	7.4%	$12,223.0	8.5%
		F=(B/D)*C	G=(F-A)/A	J=(H/D)*C	K=(J-A)/A	N=(L/D)*C	O=(N-A)/A	R=(P/D)*C	S=(R-A)/A

Please note the following regarding the annual revenue guidance:
•Fiscal year 2027 has one more workday than fiscal year 2026.
•Guidance excludes expected impacts from the proposed UniFirst acquisition.
•Guidance does not assume any future acquisitions.
•Guidance assumes a constant foreign currency exchange rate.

		Initial Guidance Fiscal 2027				Updated Guidance Fiscal 2027
	Fiscal 2026	Low end of Range	Growth vs. 2026	High end of Range	Growth vs. 2026	Low end of Range	Growth vs. 2026	High end of Range	Growth vs. 2026

Diluted EPS	$4.91	$—		$—		$—		$—
UniFirst transaction related expenses	0.03	—		—		—		—
Adjusted diluted EPS (1)	$4.94	$5.36	8.5%	$5.50	11.3%	$5.45	10.3%	$5.54	12.1%
(1)Cintas believes a reconciliation of its guidance of non-GAAP adjusted diluted EPS to its most directly comparable GAAP measure cannot be provided without unreasonable efforts due to uncertainty regarding, and the potential variability, of the non-recurring transaction costs related to the UniFirst acquisition. It is important to note that these factors could be material to Cintas' GAAP results.

Please note the following regarding the adjusted diluted EPS guidance:

•Fiscal year 2027 interest, net is expected to be approximately $103.0 million compared to $101.2 million in fiscal year 2026. The increase is primarily a result of the amortization of bridge loan financing expenses related to the UniFirst acquisition. Expected interest, net does not factor in any debt activity or issuance of commercial paper related to future share buybacks or acquisition activity, including the funding necessary for the proposed acquisition of UniFirst.
•Fiscal year 2027 effective tax rate is expected to be 20.4% compared to 20.2% in fiscal year 2026.
•Our adjusted diluted EPS guidance does not include the impact of future share buybacks or significant economic disruptions or downturn.
•Adjusted diluted EPS guidance excludes non-recurring transaction costs related to the UniFirst acquisition, which cannot be reasonably estimated at this time.

Cintas
Cintas Corporation helps more than one million businesses of all types and sizes get Ready™ to open their doors with confidence every day by providing products and services that help keep their customers’ facilities and employees clean, safe and looking their best. With offerings including uniforms, mats, mops, towels, restroom supplies, workplace water services, first aid and safety products, eye-wash stations, safety training, fire extinguishers, sprinkler systems and alarm service, Cintas helps customers get Ready for the Workday®. Headquartered in Cincinnati, Cintas is a publicly held Fortune 500 company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of both the Standard & Poor’s 500 Index and Nasdaq-100 Index.

Cintas will host a live webcast to review the fiscal 2027 first quarter results today at 10:00 a.m., Eastern Time. The webcast will be available to the public on Cintas' website at www.Cintas.com. A replay of the webcast will be available approximately two hours after the completion of the live call and will remain available for two weeks.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, including statements regarding our future business plans and expectations, and including the company's fiscal 2027 full-year guidance which involve risks and uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “targets,” “forecasts,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. Forward-looking statements in this release include, but are not limited to, statements about the completion and the benefits of the transaction between Cintas and UniFirst (the “Transaction”), including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.
The following Transaction-related factors, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Cintas and UniFirst; the outcome of any legal proceedings that may be instituted against Cintas or UniFirst; the possibility that the Transaction does not close when expected or at all because required regulatory, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Cintas and UniFirst operate; any failure to promptly and effectively integrate the businesses of Cintas and UniFirst; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Cintas’ or UniFirst’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the Transaction; the dilution caused by Cintas’ issuance of additional shares of its capital stock in connection with the Transaction; changes in the trading price of Cintas’ or UniFirst’s capital stock; and the diversion of management’s attention and time to the Transaction from ongoing business operations and opportunities.
Additional important factors relating to Cintas that could cause actual results to differ from those in forward-looking statements include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs; lower sales volumes; loss of customers due to outsourcing trends; the performance and costs of integration of acquisitions; supply chain constraints and macroeconomic conditions, including inflationary pressures and higher interest rates; changes in global trade policies, tariffs, and other measures that could restrict international trade; fluctuations in costs of materials and labor, including increased medical costs; costs and possible effects of union organizing activities; failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety; the effect on operations of exchange rate fluctuations, and other political, economic and regulatory risks; uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation; Cintas' ability to meet its aspirations relating to sustainability opportunities, improvements and efficiencies; the cost, results and ongoing assessment of internal controls over financial reporting; the effect of new accounting pronouncements; risks associated with cybersecurity threats, including disruptions caused by the inaccessibility of computer systems data and cybersecurity risk management; the initiation or outcome of litigation, investigations or other proceedings; higher assumed sourcing or distribution costs of products; the disruption of operations from catastrophic or extraordinary events including global health pandemics; the amount and timing of repurchases of Cintas' common stock, if any; changes in global tax and labor laws; the reactions of competitors in terms of price and service and the other risks and contingencies detailed in Cintas’ most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.
Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made, except otherwise as required by law. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2026, and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us, or that we currently believe to be immaterial, may also harm our business.

For additional information, contact:
Scott A. Garula, Executive Vice President & Chief Financial Officer - 513-972-3867
Jared S. Mattingley, Vice President, Treasurer & Investor Relations - 513-972-4195

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2026	August 31, 2025	% Change
Revenue:
Uniform rental and facility services	$2,294,736	$2,091,066	9.7%
Other	719,245	627,056	14.7%
Total revenue	3,013,981	2,718,122	10.9%

Costs and expenses:
Cost of uniform rental and facility services	1,128,884	1,052,553	7.3%
Cost of other	331,554	299,008	10.9%
Selling and administrative expenses	827,244	748,702	10.5%
UniFirst Corporation transaction expenses	14,412	—	100.0%

Operating income	711,887	617,859	15.2%

Interest income	(2,649)	(2,209)	19.9%
Interest expense	24,706	24,161	2.3%

Income before income taxes	689,830	595,907	15.8%
Income taxes	138,119	104,767	31.8%
Net income	$551,711	$491,140	12.3%

Basic earnings per share	$1.37	$1.21	13.2%

Diluted earnings per share	$1.36	$1.20	13.3%

Basic weighted average common shares outstanding	400,137	403,292
Diluted weighted average common shares outstanding	404,290	409,294

CINTAS CORPORATION SUPPLEMENTAL DATA

Gross Margin and Net Income Margin Results

	Three Months Ended
	August 31, 2026	August 31, 2025

Uniform rental and facility services gross margin	50.8%	49.7%
Other gross margin	53.9%	52.3%
Total gross margin	51.5%	50.3%
Net income margin	18.3%	18.1%

Reconciliation of Non-GAAP Financial Measures

The press release contains non-GAAP financial measures within the meaning of the rules promulgated by the U.S. Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides these additional non-GAAP financial measures of free cash flow and organic revenue growth. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the difference between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP are shown in the tables below.

Computation of Free Cash Flow

	Three Months Ended
(In thousands)	August 31, 2026	August 31, 2025

Net cash provided by operations	$572,331	$414,481
Capital expenditures	(107,532)	(101,957)
Free cash flow	$464,799	$312,524

Management uses free cash flow to assess the financial performance of the Company. Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

Computation of Organic Revenue Growth

	Three Months Ended
	August 31, 2026	August 31, 2025	Growth %
	A	B	G
Revenue	$3,013,981	$2,718,122	10.9%
			G=(A-B)/B
	C	D
Workdays in the period	66	65

	E	F	H
Workday adjusted revenue	$2,968,315	$2,718,122	9.2%
	E=(A/C)*D	F=(B/D)*D	H=(E-F)/F

Acquisition and foreign currency exchange impact, net			(0.3)%

Organic revenue growth			8.9%

Management believes that organic revenue growth is valuable to investors because it reflects the revenue performance compared to a prior period with the same number of revenue generating days and excludes the impact from acquisitions and foreign currency exchange rate fluctuations.

SUPPLEMENTAL SEGMENT DATA

(In thousands)	Uniform Rental and Facility Services	First Aid and Safety Services	All Other	Corporate	Total
For the three months ended August 31, 2026
Revenue	$2,294,736	$388,517	$330,728	$—	$3,013,981
Cost of sales	1,128,884	164,700	166,854	—	1,460,438
Gross margin	1,165,852	223,817	163,874	—	1,553,543
Selling and administrative expenses	590,764	124,275	112,205	—	827,244
UniFirst Corporation transaction expenses	—	—	—	14,412	14,412
Operating income (loss)	$575,088	$99,542	$51,669	$(14,412)	$711,887

For the three months ended August 31, 2025
Revenue	$2,091,066	$334,657	$292,399	$—	$2,718,122
Cost of sales	1,052,553	144,489	154,519	—	1,351,561
Gross margin	1,038,513	190,168	137,880	—	1,366,561
Selling and administrative expenses	538,576	109,841	100,285	—	748,702
Operating income	$499,937	$80,327	$37,595	$—	$617,859

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands)

	August 31, 2026	May 31, 2026
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$243,599	$289,018
Accounts receivable, net	1,587,573	1,555,190
Inventories, net	433,286	446,435
Uniforms and other rental items in service	1,309,995	1,276,174
Prepaid expenses and other current assets	357,292	286,225
Total current assets	3,931,745	3,853,042

Property and equipment, net	1,768,378	1,740,501

Investments	448,875	438,662
Goodwill	3,548,696	3,544,212
Service contracts, net	272,972	287,869
Operating lease right-of-use assets, net	274,590	271,088
Other assets, net	407,479	393,766
	$10,652,735	$10,529,140

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$506,502	$461,157
Accrued compensation and related liabilities	159,159	237,042
Accrued liabilities	841,215	889,198
Income taxes, current	140,129	44,070
Operating lease liabilities, current	58,370	56,505
Debt due within one year	999,291	998,987
Total current liabilities	2,704,666	2,686,959

Long-term liabilities:
Debt due after one year	1,429,554	1,429,086
Deferred income taxes	548,906	537,919
Operating lease liabilities	224,159	221,379
Accrued liabilities	540,918	513,910
Total long-term liabilities	2,743,537	2,702,294

Shareholders’ equity:
Preferred stock, no par value: 100 shares authorized, none outstanding	—	—
Common stock, no par value, and paid-in capital: 1,700,000 shares authorized FY 2027: 780,726 issued and 399,517 outstanding FY 2026: 779,537 issued and 400,147 outstanding	2,931,963	2,851,129
Retained earnings	13,416,890	13,073,999
Treasury stock: FY 2027: 381,209 shares FY 2026: 379,390 shares	(11,235,046)	(10,869,708)
Accumulated other comprehensive income	90,725	84,467
Total shareholders’ equity	5,204,532	5,139,887
	$10,652,735	$10,529,140

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 31, 2026	August 31, 2025
Cash flows from operating activities:
Net income	$551,711	$491,140

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	78,918	77,589
Amortization of intangible assets and capitalized contract costs	48,408	48,348
Stock-based compensation	31,047	30,348
Deferred income taxes	9,132	13,496
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(32,734)	(3,635)
Inventories, net	12,817	(2,398)
Uniforms and other rental items in service	(33,880)	(34,760)
Prepaid expenses and other current assets and capitalized contract costs	(108,897)	(62,382)
Accounts payable	46,486	(22,501)
Accrued compensation and related liabilities	(77,801)	(94,275)
Accrued liabilities and other	(49,338)	(101,114)
Income taxes, current	96,462	74,625
Net cash provided by operating activities	572,331	414,481

Cash flows from investing activities:
Capital expenditures	(107,532)	(101,957)
Purchases of investments	(7,179)	(6,538)
Acquisitions of businesses, net of cash acquired	(3,916)	(7,602)
Other, net	1,260	(130)
Net cash used in investing activities	(117,367)	(116,227)

Cash flows from financing activities:
Proceeds from exercise of stock-based compensation awards	159	2,669
Dividends paid	(180,700)	(157,766)
Repurchase of common stock	(315,710)	(266,097)
Other, net	(3,917)	(2,807)
Net cash used in financing activities	(500,168)	(424,001)

Effect of exchange rate changes on cash and cash equivalents	(215)	(83)

Net decrease in cash and cash equivalents	(45,419)	(125,830)
Cash and cash equivalents at beginning of period	289,018	263,973
Cash and cash equivalents at end of period	$243,599	$138,143